UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2015

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 19, 2015, Green Dot Corporation (the “Company”) and its subsidiary bank, Green Dot Bank, entered into the Amended and Restated Walmart MoneyCard Program Agreement (the “Program Agreement”) with Wal-Mart Stores, Inc., Wal-Mart Stores Texas L.L.C., Wal-Mart Louisiana, LLC, Wal-Mart Stores Arkansas, LLC, Wal-Mart Stores East, L.P. and Wal-Mart Puerto Rico, Inc. (collectively, “Walmart”). The Program Agreement sets forth the terms under which the Company and Green Dot Bank will continue to serve as the program manager and issuing bank for the Walmart MoneyCard suite of prepaid reloadable debit card products (“MoneyCards”). The Walmart MoneyCard Program Agreement, dated as of May 27, 2010, among the parties thereto, as amended (the “Prior Agreement”) is superseded by the Program Agreement with respect to the sale and reload of MoneyCards.
The Program Agreement sets forth the terms for the sale, marketing, load or reload of MoneyCards at Walmart locations, as well as the potential sale of such other Walmart-branded financial products and services as may be mutually agreed by the parties from time to time (collectively, “Products”). The Products will be issued by Green Dot Bank, and the Company has agreed to pay Walmart a revenue sharing fee, based on certain fees, interchange income and other customer-generated revenue derived from the Products. The term of the Program Agreement expires on May 1, 2020 and shall automatically renew for an additional two years to May 1, 2022, unless a party provides notice of its election not to renew at least 180 days prior to May 1, 2020. The Program Agreement may be earlier terminated by Walmart in certain circumstances, such as the Company’s material breach or insolvency or its failure to meet agreed-upon service levels, and certain changes in control of the Company.
The Company will seek confidential treatment from the Securities and Exchange Commission for certain portions of the Program Agreement in connection with filing such agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.
Item 1.02. Termination of a Material Definitive Agreement.
The Program Agreement supersedes and replaces the Prior Agreement with respect to the sale and reload of MoneyCards.
Item 8.01. Other Events.
On June 18, 2015, the Board of Directors of the Company authorized, subject to regulatory approval, a repurchase of shares of Class A Common Stock of the Company in an amount up to $150 million under a stock repurchase program. The stock repurchase program may be carried out at the direction of management, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other legal requirements, and any further limitations that may be established by the Board of Directors. Repurchases may be made through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance. The program will become effective upon regulatory approval and will continue until otherwise suspended, terminated or modified at any time for any reason by the Company’s Board of Directors. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: June 22, 2015